Exhibit 99.1

AITX’s RAD Begins Production Run of 1000 Next Generation RIO Solar-Powered Security Towers

RIO Production Ramps Up as Demand Surges

Detroit, Michigan, February 27, 2024 – Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced that it has begun production of 1000 units of the next generation (Gen 4) of its RIO™ solar-powered, mobile security solution.

Steve Reinharz, CEO/CTO of AITX and RAD commented, “Generation 4 of both RIO and ROSA has been a huge undertaking for the entire Company. Every component and stage of the manufacturing process has been scrutinized to find ways to reduce costs while improving performance. In Gen 4, we’ve found the perfect recipe.”

The Company noted that RIO Gen 4 is a further optimization of Gen3 and specifically incorporates enhancements to realize procurement, assembly, shipping, and deployment improvements. Materials, labor, shipping, and deployment costs are projected to provide up to 25% in cost savings with Gen 4 than the present Gen 3 devices over the entire length of the production run.

Reinharz continued, “The potential revenue from the successful deployment of 1000 RIO units, when added to our existing revenues is significant. As we have discussed internally, we appear to be entering a new chapter in the story of AITX, an exciting chapter where we turn the corner towards operational profitability and additional capabilities to sustain our exponential growth.”

In a press release dated September 28, 2023, the Company indicated that production of RIO Gen 4 was expected to commence in March 2024.

Mark Folmer, President of RAD, stated, “It’s a credit to our incredible engineering teams that we are ahead of our stated target of beginning the 1000-unit production run in March given we started the logistics process for this in January. Gen 4 will immediately provide a variety of cost savings related to assembly time with ROSA Gen 4 but perhaps most importantly with shipping and deployment. As we grow, I’m using the revenue-per-employee measurement to track our efficiencies.”

The Company expects to issue updates related to total devices contracted in Fiscal Year 2024 (ending February 29, 2024), deployed units, RADDOG LE, sales and revenue growth in the coming weeks.

The Company reminds readers of its upcoming ‘Ask Me Anything’ on Sunday, March 3, 2024, details of which can be found here: http://tinyurl.com/aitxama/.

Sitting atop a RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz